UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

ARTISTRY PUBLICATIONS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-146942	20-8285559
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

6046 FM 2920, #113 Spring, TX	77379
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 269-1596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 18, 2009, Artistry Publications, Inc., (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with YourOutDoors, LLC, a Texas limited liability corporation (“YOD”) and the unitholders of YOD.  Pursuant to the Agreement the YOD unitholders will exchange 100% of the outstanding capital of YOD in exchange for 8,140,028 newly issued shares of the Company.

The closing of the Agreement is contingent upon three conditions; (i) YOD shall complete a bridge financing of $250,000 no later than April 15, 2009, (ii) the closing of a $1,000,000 confidential private placement memorandum within 90 days following the execution of the Agreement and (iii) the completion of YOD audited financial information.

YourOutDoors, LLC – Business Plan Summary

YourOutDoors, LLC is in the business of designing and manufacturing home gardening hand tools. The term “gardening hand tools” commonly refers to any tool used by an individual to work or prepare the soil for planting. As well as an Industrial/Contractor product line of heavy duty tools.  The U.S. sale of garden hand tools exceeds 6 billion dollars annually. The garden hand tool industry is the only tool industry whose basic tool offerings ─ shovels, rakes, hoes, etc. ─ have remained, for the most part, unchanged for over 6,000 years.

The guiding force for technological change in any industry’s tools is dictated by the tool’s application. Examples are the development of multi-functional / single handle tool heads such as ratchets, driver screwdrivers, and nail guns, and other hand tools that have replaced tools requiring multiple handles

YourOutDoors is the first to apply patented technology combined with ergonomics to create The Perfect Garden Tool System; the world’s first fully featured and multi-functional garden hand tools utilizing single, interchangeable handles designed specifically for today’s home gardener. In addition the company is also applying the same connecter technology to our industrial / contractor long-handled tool products.

Item 9.01.    Financial Statements and Exhibits.

(a)	Financial Statements

None.

(b)	Pro Forma Financial Statements

None.

(c)	Exhibits

10.1 Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTRY PUBLICATIONS, INC.

Date: March 20, 2009	By:	/s/ Helen Schwartz
Helen Schwartz
Chief Executive Officer